Exhibit 99.1

CACI International Announces
Stock Repurchase Program

Arlington, Va., August 2, 2000 -- CACI International Inc (NASDAQ: CACI) today announced that its Board of Directors has authorized the Company to commence an active program of repurchasing up to one million (1,000,000) shares of its Common Stock from time to time on the open market. The amount of shares to be purchased and the terms of individual transactions will depend upon the state of the market. The Company expects that it may continue to purchase shares from time to time so long as the market remains favorable.

The Company said it instituted the initiative because it believes the Company's shares are undervalued and represent a good investment, and is consistent with the continuing goal of enhancing shareholder value.

CACI International Inc is a worldwide leader in information technology, e-Business, and network solutions. Founded on simulation technology in 1962, the company has evolved a diverse solutions portfolio for today's net economy. From across the technology spectrum, CACI integrates the networks, systems, and software for telecommunications, e-Commerce, information assurance, and all forms of information management. CACI centers of excellence are unique in the industry, offering "try-before-buy" solutions so clients save time and resources. With approximately 4,800 employees and more than 90 offices in the U.S. and Europe, CACI meets complex client challenges with comprehensive, reliable solutions. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term in defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the Company's Securities and Exchange Commission filings.

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Financial Officer contact:	Investor contact:
Stephen Waechter Chief Financial Officer, Exec. VP (703) 841-7946 swaechter@caci.com	David Dragics Director, Investor Relations (703) 841-7835 ddragics@caci.com